EX-5.1

                       MORSE, ZELNICK, ROSE & LANDER, LLP
                                 405 PARK AVENUE
                            NEW YORK, NEW YORK 10022





                                                                  (212) 838-1177
                                  June 30, 2004

SmartPros Ltd.
12 Skyline Drive
Hawthorne, NY  10532

Dear Sirs:

       We have acted as counsel to SmartPros Ltd., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), to register the offering by the Company, including securities which may be issued on the exercise of the over-allotment option, of (a) 1,035,000 units (the "Units"), each consisting of two shares of the Company's common stock, par value $0.0001 per share (the "Common Stock") and one warrant (a "Unit Warrant") to purchase one share of Common Stock; (b) 2,070,000 shares of Common Stock included in the Units; (c) 1,035,000 Unit Warrants; (d) 1,035,000 shares of Common Stock underlying the Unit Warrants; (e) 90,000 units underlying the warrant to be issued to the representative of the several underwriters (the "Representative's Warrant"); (f) 180,000 shares of Common Stock underlying the units underlying
the   Representative's   Warrant;  (g)  90,000  warrants  underlying  the  units
underlying the Representative's Warrant; (h) 180,000 shares of Common Stock underlying the warrants underlying the units underlying the Representative's Warrants; and (i) any additional securities issued pursuant to Rule 462(b) of the Act. The securities described in clauses (a) through (i) above are hereinafter referred to as the "Securities."

       In  this  regard,   we  have  reviewed  the  Company's   Certificate   of
Incorporation, as amended, resolutions adopted by the Company's Board of Directors, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions, as we have deemed relevant in rendering this opinion. Based upon the foregoing, we are of the opinion that the Securities (i) have been duly and validly authorized for issuance; (ii) when issued as contemplated by the Registration Statement and, in the case of those Securities underlying warrants, when issued in accordance with the terms of the applicable warrants, will be legally issued, fully paid and non-assessable. Further, all of the warrants included in the Securities, including without limitation the warrants referred to in clauses (c), (e) (g) and (i) above will, when issued as contemplated in the Warrant Agreement, be validly issued and constitute a legally valid and binding obligation of the Company. This opinion is limited to (i) the federal laws of the United States of America, including statutory provisions and reported judicial decisions interpreting those laws and (ii) the laws of the State of Delaware, including statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.


       Our affiliates are the holders of 30,700 shares of Common Stock and options to purchase 15,510 shares of Common Stock.

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       We  hereby  consent  to the use of this  opinion  as  Exhibit  5.1 to the
Registration Statement and to the reference to our firm in the related prospectus under the heading "Legal Matters." In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.




                                         Very truly yours,

                                         /s/ MORSE, ZELNICK, ROSE & LANDER, LLP
                                         MORSE, ZELNICK, ROSE & LANDER, LLP